EXHIBIT 99.1

PEDEVCO Reports Third Quarter 2026 Results

Expanded Rockies Portfolio Positioned to Drive Production Growth in 2027

HOUSTON, November 12, 2026 (GLOBE NEWSWIRE) — PEDEVCO Corp. (NYSE American: PED) (“PEDEVCO” or the “Company”), a publicly traded energy company engaged in the acquisition and development of strategic oil and gas assets in the Rocky Mountain region, today reported unaudited financial results for the third quarter ended September 30, 2026.

Financial & Operational Highlights

($000s except as noted)	Q3 2026	Q3 2025	Q2 2026	Change YoY	Change QoQ
Average Daily Production (Boe/d)	5,850	1,471	6,801	+298%	(14)%
Revenue	$35,540	$6,961	$46,113	+411%	(23)%
Net Income (Loss)	$(9,242)	$(325)	$17,454	NM(2)	NM(2)
Adjusted EBITDA(1)	$14,680	$4,325	$18,669	+239%	(21)%

(1) Adjusted EBITDA is a non-GAAP financial measure. See “Use of Non-GAAP Financial Information” and the reconciliation table at the end of this release. Commencing with the quarter ended September 30, 2026, Adjusted EBITDA also excludes severance costs, which totaled $2.1 million in the third quarter of 2026 and related to the Company’s previously announced leadership transition. No severance costs were excluded in the comparative periods presented.

(2) “NM” means “Not Meaningful.”

•

Third quarter 2026 production increased 298% to 538,231 Boe (average 5,850 Boe/d), compared to 135,266 Boe (1,471 Boe/d) in the third quarter of 2025, reflecting contribution from the asset base acquired in the Q4 2025 merger.

•

Oil and gas revenue increased 411% to $35.5 million, compared to $7.0 million in the prior year period, driven by significantly higher production volumes and a 31% increase in the average realized oil price to $83.81 per barrel.

•

Third quarter 2026 net loss of $9.2 million or $(0.70) per common share, compared to a net loss of $0.3 million or $(0.07) per share in the third quarter of 2025. Higher operating income from the expanded asset base, including a $4.7 million net gain on the sale of oil and gas properties, was more than offset by a $16.6 million net loss on derivative contracts, of which $12.0 million was non-cash and unrealized.

•

Adjusted EBITDA increased 239% to $14.7 million, compared to $4.3 million in the third quarter of 2025, reflecting higher production volumes from the expanded asset base and a higher average realized oil price.

•

Development activity accelerated during the quarter with the completion of a previously drilled well in the D-J Basin, the drilling of a new well in the Powder River Basin and the addition of Mowry acreage through a BLM lease sale. With post-merger optimization well advanced, the Company is increasingly focused on developing its extensive Rockies inventory, which it expects will drive meaningful production growth in 2027 while preserving balance sheet strength.

•	Subsequent to quarter-end, the Company’s borrowing base and elected commitments under its revolving credit facility were reaffirmed at $125 million in October 2026.

•

The Chief Executive Officer search is active and the Company is considering a wide variety of qualified candidates to best lead the organization into the season of growth ahead. The Company hopes to make an announcement soon.

1

2026 Guidance

•

Full-year 2026 guidance for net capital expenditures: The Company is updating its full-year 2026 guidance for net capital expenditures to a range of $37 million to $42 million. This compares to prior guidance of up to $20 million, which reflected only first-half activity. The increase is primarily driven by lease acquisitions that expanded the Company’s position in the Mowry Shale and by development activity through the fourth quarter.

•	Full-year 2026 guidance for Adjusted EBITDA: The Company is reiterating its full-year 2026 guidance for Adjusted EBITDA of $60 million to $70 million⁽³⁾.

(3) The Company has not provided a reconciliation of its full-year 2026 Adjusted EBITDA guidance to net income (loss), the most directly comparable GAAP measure, because it is unable to do so without unreasonable efforts. Net income (loss) includes items that cannot be predicted with reasonable certainty and that may be significant, including unrealized gains and losses on derivative contracts, which depend on future commodity prices; impairment of oil and gas properties; gains and losses on the sale of oil and gas properties; severance and merger-related costs; and income taxes. The variability of these items could have a significant impact on the Company’s net income (loss) as reported under GAAP. The reiterated guidance reflects the revised definition of Adjusted EBITDA described in footnote (1) above, which excludes severance costs. See “Use of Non-GAAP Financial Information” below.

Management Commentary

Reagan (R.T.) Dukes, Interim President, Interim Chief Executive Officer, and Chief Operating Officer of PEDEVCO, commented:

“Over the past year, we have assembled a Rockies-focused platform with the scale, operating control and inventory depth to support years of organic development. With substantial progress made integrating our assets and our optimization program well underway, PEDEVCO is entering its next phase: translating that inventory into production growth.

“Our actions over the last few months have reflected our priorities. We have expanded our position in some of the most attractive areas of our Rockies portfolio while accelerating development and optimization activity. Although these optimizations temporarily weighed on third-quarter production, the affected wells have since returned online, and we expect sequentially stronger production results in the fourth quarter. Our future budgets will reflect our commitment to concentrating capital where we see the greatest potential for growth and returns, which is in the Rocky Mountain region. These efforts are laying the foundation for a more focused, higher-growth business capable of creating meaningful long-term shareholder value.”

Third Quarter Financial Summary

Revenue. Total crude oil, natural gas and NGL revenues for the three-month period ended September 30, 2026 increased 411% to $35.5 million, compared to $7.0 million for the prior year period. The increase was primarily driven by higher production volumes reflecting the consolidation of the assets acquired in the October 2025 merger with certain portfolio companies controlled by Juniper Capital Advisors, L.P. (the “Juniper Merger”), together with a higher average realized oil price. Of the $28.6 million increase, $26.7 million was attributable to higher sales volumes and $1.9 million to higher realized pricing.

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Lease Operating Expenses. Lease operating costs were $14.3 million for the third quarter of 2026, compared to $2.1 million for the prior year period, primarily as a result of operating costs from the acquired assets, compared to no costs from those assets in the prior year period, as the Juniper Merger closed on October 31, 2025.

General and Administrative Expenses. Total G&A expenses (including share-based compensation) were $4.9 million, compared to $1.5 million for the prior year period, primarily due to $2.1 million of severance costs incurred in September 2026 in connection with the Company’s leadership transition and additional payroll expenses associated with the Juniper Merger.

Depreciation, Depletion, Amortization and Accretion. DD&A was $9.7 million for the three months ended September 30, 2026, compared to $4.0 million in the prior year period, driven by higher production volumes and a significantly expanded asset base following the Juniper Merger.

Net Loss on Derivative Contracts. The Company recognized a net loss of $16.6 million on its derivative contracts during the three months ended September 30, 2026, consisting of $4.6 million in realized settlement losses and a non-cash unrealized loss of $12.0 million, primarily due to the increase in commodity pricing from June 30, 2026 to September 30, 2026 related to unsettled periods.

Interest Expense. The Company incurred $1.7 million of interest expense, consisting of $1.5 million in interest on borrowings under its credit facility and $0.2 million in amortization of deferred financing costs, compared to $0.1 million of interest expense in the prior year period.

Net Income (Loss). The Company reported a net loss of $9.2 million or $(0.70) per common share for the three months ended September 30, 2026, compared to a net loss of $0.3 million or $(0.07) per share for the prior year period, as higher operating income, including a $4.7 million net gain on the sale of oil and gas properties, was more than offset by a $16.6 million net loss on derivative contracts and $1.6 million of higher interest expense.

Adjusted EBITDA. Adjusted EBITDA was $14.7 million for the three months ended September 30, 2026, compared to $4.3 million in the prior year period, reflecting a significant increase driven by higher production volumes from the assets acquired in the Juniper Merger and a higher average realized oil price.

Production and Realized Price Summary

	Quarter Ended	Quarter Ended
	09/30/2026	09/30/2025	% Change
Production Volumes:
Crude Oil (Bbls)	387,878	96,864	300%
Natural Gas (Mcf)	469,754	128,369	266%
NGL (Bbls)	72,061	17,007	324%
Total (Boe)	538,231	135,266	298%
Average Daily (Boe/d)	5,850	1,471	298%

Average Realized Prices (excluding derivatives):
Crude Oil ($/Bbl)	$83.81	$63.76	31%
Natural Gas ($/Mcf)	$1.94	$2.94	(34%)
NGL ($/Bbl)	$29.44	$24.00	23%

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Operational Update

Third quarter 2026 production of 538,231 Boe, or 5,850 Boe/d, declined 14% on an average daily basis compared to the second quarter, primarily as a result of temporary offset shut-ins associated with drilling and completion activity in the D-J Basin and the Powder River Basin, together with the Company’s decision to accelerate into the third quarter a series of rod conversions originally planned for the fourth quarter, and the Company’s sale of non-core acreage in the Northern PRB and related crude oil production. The temporary shut-ins and accelerated rod conversions curtailed over 200 barrels of oil per day of production during the quarter, and the affected wells have since returned to production.

D-J Basin. The Company holds approximately 85,898 net acres and holds interests in 74 gross (66.9 net) operated wells and 110 gross (12.5 net) non-operated wells in the D-J Basin. During the third quarter, the Company completed its previously disclosed D-J Basin drilled but uncompleted (“DUC”) well and accelerated several rod conversions into the quarter. In addition, in July 2026, the Company sold its interests in certain properties in Weld County, Colorado, for $2.5 million.

Powder River Basin (“PRB”). The Company holds approximately 183,829 net acres and holds interests in 39 gross (28.2 net) wells in the PRB, of which 8 gross (0.3 net) are non-operated. During the quarter, the Company drilled a new operated well, which is not expected to be brought online before year-end. The Company also acquired approximately 5,678 net acres of leasehold for approximately $5.9 million through a BLM lease sale, nearly doubling its Mowry position in this specific prospect area to approximately 12,000 net acres, one of the highest-growth areas in its portfolio. The Company is also participating in additional non-operated development, including three recently completed wells that began contributing production in early November and additional wells that were spud prior to quarter-end.

Permian Basin. The Company holds approximately 14,505 net acres and holds interests in 38 gross (34.5 net) wells in the Permian Basin, all of which the Company operates.

Liquidity and Capital Structure

As of September 30, 2026, the Company had cash of $4.7 million and restricted cash of $1.1 million. During the quarter, revolver borrowings under the Company’s Senior Secured Revolving Credit Facility declined to $80.0 million from $85.0 million as of June 30, 2026. As of September 30, 2026, the Company also had $45.0 million of additional availability under the facility.

Earnings Conference Call

PEDEVCO management will host a conference call today, Thursday, November 12, 2026, at 4:30 p.m. Eastern time to discuss its financial results for the third quarter ended September 30, 2026, followed by a question-and-answer period.

Date: Thursday, November 12, 2026

Time: 4:30 p.m. Eastern time

Dial-in registration link: here

Webcast registration link: here

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The conference call will also be available for replay in the Events section of the Company’s website, along with the transcript, at https://www.pedevco.com/investors.

About PEDEVCO Corp.

PEDEVCO Corp. (NYSE American: PED) is a publicly traded energy company engaged in the acquisition and development of strategic oil and gas assets in the Rocky Mountain region. The Company holds over 284,000 net acres, with principal assets in the D-J Basin of southeastern Wyoming and northern Colorado, as well as the Powder River Basin of northeastern Wyoming. PEDEVCO is headquartered in Houston, Texas. More information about PEDEVCO can be found at www.pedevco.com.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue,” “likely,” “will,” “would” and variations of these terms and similar expressions, or the negative of these terms or similar expressions, are intended to identify forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors, which may cause actual results to differ materially from those expressed or implied. Forward-looking statements in this release include, but are not limited to, statements regarding the Company’s full-year 2026 guidance for net capital expenditures and Adjusted EBITDA, the Company’s 2027 development plan and expected production growth, the expected recovery of production in the fourth quarter of 2026, the Company’s search for a permanent Chief Executive Officer, expected benefits of the Juniper Merger including cost savings and operational synergies, expected operational efficiencies and cost reductions, expected production levels, development plans, permitting and other regulatory matters affecting the Company’s acreage, estimated reserves, and the Company’s ability to fund its operations and service its obligations. Factors that could cause actual results to differ include, among others: volatility in oil and natural gas prices; the Company’s ability to successfully integrate the acquired operations; the Company’s ability to service its credit facility obligations; results of development and production activities; changes in operating costs; regulatory developments including those affecting federal and state leases; availability and costs of services and materials; and the risks described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025, its Quarterly Reports on Form 10-Q, and other filings with the SEC. The Company undertakes no obligation to update forward-looking statements to reflect events or circumstances after the date of this release.

Use of Non-GAAP Financial Information

This press release includes EBITDA and Adjusted EBITDA, which are presented as supplemental measures of the Company’s performance. These are not recognized in accordance with generally accepted accounting principles (“GAAP”) and should not be viewed as an alternative to GAAP measures of performance.

EBITDA represents net income before interest, taxes, depreciation and amortization. Adjusted EBITDA represents EBITDA adjusted to exclude share-based compensation, impairment of oil and gas properties, unrealized (gain) loss on derivative contracts, gain on sale of oil and gas properties, net, merger acquisition costs, note receivable – credit loss and severance costs. The Company believes these measures provide additional useful information to investors and are frequently used by analysts, investors and other interested parties to evaluate companies in the oil and gas industry. Management uses Adjusted EBITDA to evaluate the Company’s operating performance and cash-generating capacity across periods on a consistent basis, to assist in capital allocation decisions and to facilitate comparisons with other companies in the oil and gas industry, some of which calculate similarly titled measures differently.  However, EBITDA and Adjusted EBITDA have limitations and should not be considered in isolation or as substitutes for analysis of results as reported under GAAP. Additionally, the Company’s calculation of these measures may differ from similarly titled measures used by other companies. A reconciliation of net (loss) income to Adjusted EBITDA is provided at the end of this release. The most directly comparable GAAP measure is net (loss) income, which is presented with equal or greater prominence in this release.

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PEDEVCO CORP.

CONSOLIDATED BALANCE SHEETS

(amounts in thousands, except share and per share data)

	September 30, 2026	December 31,
	(Unaudited)	2025
Assets
Current assets:
Cash	$4,652	$3,222
Restricted cash	1,090	-
Accounts receivable – oil and gas	20,216	25,666
Inventory	141	61
Derivative contract assets, current	5,744	8,368
Prepaid expenses and other current assets	1,440	434
Total current assets	33,283	37,751

Oil and gas properties:
Oil and gas properties, subject to amortization, net	291,352	303,411
Oil and gas properties, not subject to amortization, net	27,107	18,859
Total oil and gas properties, net	318,459	322,270

Derivative contract assets	4,754	9,640
Operating lease – right-of-use asset	78	213
Other assets	1,864	5,995
Total assets	$358,438	$375,869

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$5,711	$32,436
Accrued expenses	24,435	8,245
Revenue payable	16,421	21,480
Operating lease liabilities – current	63	182
Derivative contract liabilities – current	18,116	964
Asset retirement obligations – current	707	1,170
Total current liabilities	65,453	64,477

Long-term liabilities:
Revolving credit facility	80,000	87,000
Operating lease liabilities, net of current portion	-	32
Derivative contract liabilities	8,419	6,358
Asset retirement obligations, net of current portion	9,154	7,641
Deferred income taxes	972	800
Other long-term liabilities	3,020	2,197
Total liabilities	167,018	168,505

Commitments and contingencies

Shareholders’ equity:
Series A preferred stock, $0.001 par value, 100,000,000 shares authorized; 17,013,637 shares designated; -0- and 17,013,637 shares issued and outstanding, respectively	-	17,014
Common stock, $0.001 par value, 300,000,000 and 200,000,000 shares authorized, respectively; 13,292,013 and 4,797,239 shares issued and outstanding, respectively	13	5
Additional paid-in capital	330,682	312,205
Accumulated deficit	(139,275)	(121,860)
Total shareholders’ equity	191,420	207,364
Total liabilities and shareholders’ equity	$358,438	$375,869

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PEDEVCO CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS

(amounts in thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Revenue:
Oil and gas sales	$35,540	$6,961	$121,875	$22,669
Operating expenses:
Lease operating costs	14,320	2,095	47,083	8,305
Exploration expense	29	-	53	-
Selling, general and administrative expense	4,940	1,525	11,455	4,815
Depreciation, depletion, amortization and accretion	9,703	4,010	32,305	11,213
Impairment of oil and gas properties	2,367	165	4,789	907
Total operating expenses	31,359	7,795	95,685	25,240
Gain on sale of oil and gas properties, net	4,735	-	4,787	1,021
Note receivable - credit loss	-	-	-	(1,378)
Operating income (loss)	8,916	(834)	30,977	(2,928)

Other income (expense):
Interest expense	(1,734)	(102)	(5,702)	(102)
Interest income	140	69	274	196
Net income (loss) on derivative contracts	(16,571)	-	(42,823)	-
Other income (expense)	23	378	34	395
Total other income (expense)	(18,142)	345	(48,217)	489
Income (loss) before income taxes	(9,226)	(489)	(17,240)	(2,439)
Income tax benefit (expense)	(16)	164	(175)	578

Net income (loss)	$(9,242)	$(325)	$(17,415)	$(1,861)

Earnings (loss) per common share:
Basic	$(0.70)	$(0.07)	$(1.51)	$(0.41)
Diluted	$(0.70)	$(0.07)	$(1.51)	$(0.41)

Weighted average number of common shares outstanding:
Basic	13,291,506	4,608,082	11,520,368	4,574,125
Diluted	13,291,506	4,608,082	11,520,368	4,574,125

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PEDEVCO CORP.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(amounts in thousands)

	Nine Months Ended September 30,
	2026	2025
Cash Flows From Operating Activities:
Net income (loss)	$(17,415)	$(1,861)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, depletion, amortization and accretion	32,305	11,213
Impairment of oil and gas properties	4,789	907
Note receivable – credit loss	-	1,378
Amortization of right-of-use asset	135	122
Amortization of deferred financing costs	504	102
Amortization of debt discount	39	-
Stock-based compensation expense	1,515	1,486
Net loss (gain) on derivative contracts	42,823	-
Cash received (paid) for derivative settlements, net	(11,454)	-
Deferred income tax expense (benefit)	175	(578)
Gain on sale of oil and gas properties	(8,460)	(1,021)
Loss on disposal of subsidiaries	3,673	-
Changes in operating assets and liabilities:
Accounts receivable – oil and gas	5,076	2,882
Note receivable accrued interest	-	(41)
Inventory	(80)	-
Prepaid expenses and other current assets	416	(62)
Accounts payable	(21,424)	7,271
Accrued expenses	7,778	(9,835)
Revenue payable	(4,796)	942
Other liabilities	(174)	-
Net cash provided by operating activities	35,425	12,905

Cash Flows From Investing Activities:
Cash paid for drilling and completion costs	(30,339)	(8,905)
Acquisition of oil and gas leasehold costs	(6,052)	-
Proceeds from the sale of oil and gas property	8,251	2,923
Cash paid on disposal of subsidiaries, including cash disposed	(820)	-
Net cash used in investing activities	(28,960)	(5,982)

Cash Flows From Financing Activities:
Proceeds from credit facility	11,000	-
Repayments of credit facility	(18,000)	-
Reverse stock split costs	(44)	-
Proceeds from issuance of shares, net of offering costs	-	139
Net cash provided by (used in) financing activities	(7,044)	139

Net increase (decrease) in cash and restricted cash	(579)	7,062
Cash and restricted cash at beginning of period	6,321	6,607
Cash and restricted cash at end of period	$5,742	$13,669

Supplemental Disclosure of Cash Flow Information
Cash paid for:
Interest	$4,491	$-
Income taxes	$-	$-

Noncash investing and financing activities:
Change in accrued oil and gas development costs	$(3,916)	$(8,843)
Changes in estimates of asset retirement costs	$4,660	$476
Conversion of preferred stock into common stock	$17,014	$-
Asset retirement obligations disposed in sale of oil and gas properties	$4,643	$-
Note payable issued on disposal of subsidiaries	$3,130	$-
Note receivable associated with sale of oil and gas properties	$1,000	$-
Issuance of restricted common stock	$-	$4

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PEDEVCO CORP.

RECONCILIATION OF NET (LOSS) INCOME TO ADJUSTED EBITDA

(amounts in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Net income (loss)	$(9,242)	$(325)	$(17,415)	$(1,861)
Add (deduct)
Interest expense	1,734	102	5,702	102
Income tax expense (benefit)	16	(164)	175	(578)
Depreciation, depletion, amortization and accretion	9,703	4,010	32,305	11,213
EBITDA	2,211	3,623	20,767	8,876
Add (deduct)
Share-based compensation (non-cash)	611	537	1,515	1,486
Merger acquisition costs	184	-	384	-
Impairment of oil and gas properties	2,367	165	4,789	907
Unrealized (gain) loss on derivative contracts	11,966	-	26,743	-
Gain on sale of oil and gas properties, net	(4,735)	-	(4,787)	(1,021)
Severance costs	2,076	-	2,076	-
Note receivable - credit loss	-	-	-	1,378
Adjusted EBITDA	$14,680	$4,325	$51,487	$11,626

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PEDEVCO CORP.

SCHEDULE OF OPEN DERIVATIVE CONTRACTS

As of September 30, 2026

(All contracts novated in connection with the Juniper Merger on October 31, 2025, and new hedges subsequently entered into by the Company; volumes in Bbl or Mcf as noted)

Crude Oil - Three-Way Collars
	Producer Three-Way Collars (Summary of 3 separate contracts)				Participating Three-Way Collars (Summary of 3 separate contracts)
Date	Volume (Bbl)	Put Sold⁽¹⁾ ($/Bbl)	Put Bought ($/Bbl)	Call Sold ($/Bbl)	Volume (Bbl)	Put Bought ($/Bbl)	Call Sold ($/Bbl)	Call Bought ($/Bbl)
4Q 2026	29,700	-	$55.00	$67.65	66,900	$54.00	$62.50	$80.00
FY 2026	29,700	-	$55.00	$67.65	66,900	$54.00	$62.50	$80.00
1Q 2027	27,400	-	$55.00	$71.55	127,700	$54.00	$62.50	$80.00
2Q 2027	26,200	$45.00	$55.00	$71.55	163,700	$54.00	$62.50	$80.00
3Q 2027	25,200	$45.00	$55.00	$71.55	163,300	$54.00	$62.50	$80.00
4Q 2027	24,200	$45.00	$55.00	$71.55	129,800	$54.00	$62.50	$80.00
FY 2027	103,000	$33.03	$55.00	$71.55	584,500	$54.00	$62.50	$80.00
1Q 2028	-	-	-	-	114,100	$54.00	$62.50	$80.00
2Q 2028	-	-	-	-	128,000	$54.00	$62.50	$80.00
3Q 2028	-	-	-	-	123,000	$54.00	$62.50	$80.00
4Q 2028	-	-	-	-	39,100	$54.00	$62.50	$80.00
FY 2028	-	-	-	-	404,200	$54.00	$62.50	$80.00

(1) On July 31, 2026, the Company purchased crude oil put options with a strike price of $45.00 per Bbl, with premiums deferred and paid monthly as each period settles, covering the same volumes as its producer three-way collars for September 2026 through March 2027. The purchased puts offset the puts sold under those collars. Accordingly, the put sold price is presented as nil for the fourth quarter of 2026 and the first quarter of 2027, and the full year 2027 put sold price is a volume-weighted average that includes those offset volumes.

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Crude Oil - Swaps and Costless Collars
	Swaps		Costless Collars
Date	Volume (Bbl)	Avg. Price ($/Bbl)	Volume (Bbl)	Floor Price ($/Bbl)	Ceiling Price ($/Bbl)
4Q 2026	105,000	$68.51	77,083	$57.45	$69.69
FY 2026	105,000	$68.51	77,083	$57.45	$69.69
1Q 2027	30,000	$64.90	54,900	$58.11	$68.54
2Q 2027	30,000	$64.90	9,900	$54.00	$64.00
3Q 2027	30,000	$64.90	1,700	$54.00	$64.00
4Q 2027	30,000	$64.90	1,800	$54.00	$64.00
FY 2027	120,000	$64.90	68,300	$57.30	$67.65
1Q 2028	-	-	-	-	-
2Q 2028	-	-	-	-	-
3Q 2028	-	-	-	-	-
4Q 2028	-	-	-	-	-
FY 2028	-	-	-	-	-

Natural Gas
	Swaps		Costless Collars
Date	Volume (Mcf)	Avg. Price ($/Mcf)	Volume (Mcf)	Floor Price ($/Mcf)	Ceiling Price ($/Mcf)
4Q 2026	234,100	$3.95	18,700	$3.50	$5.21
FY 2026	234,100	$3.95	18,700	$3.50	$5.21
1Q 2027	-	-	237,000	$4.00	$5.23
2Q 2027	209,000	$3.74	16,900	$3.50	$4.10
3Q 2027	201,900	$3.74	16,900	$3.50	$4.10
4Q 2027	151,200	$3.74	11,500	$3.50	$4.10
FY 2027	562,100	$3.74	282,300	$3.92	$5.05
1Q 2028	-	-	122,700	$4.00	$4.62
2Q 2028	118,100	$3.49	-	-	-
3Q 2028	115,100	$3.49	-	-	-
4Q 2028	37,900	$3.49	-	-	-
FY 2028	271,100	$3.49	122,700	$4.00	$4.62

The Company has not designated any derivative instruments as accounting hedges. Changes in fair value and cash settlements are recognized in earnings under “Net income (loss) on derivative contracts” in the Consolidated Statements of Operations. For the three months ended September 30, 2026, the Company recognized a net loss on derivative contracts of $16.6 million, comprising $4.6 million of realized settlement losses and a $12.0 million unrealized mark-to-market loss. For the nine months ended September 30, 2026, the Company recognized a net loss on derivative contracts of $42.8 million, comprising $16.1 million of realized settlement losses and $26.7 million of unrealized mark-to-market losses. The schedule above does not reflect hedges entered into after September 30, 2026, including fixed-price crude oil swaps entered into on October 1, 2026 covering an aggregate of 400,330 Bbl for January 2027 through December 2028 (60,330 Bbl in 2027 at a weighted average fixed price of $77.45 per Bbl and 340,000 Bbl in 2028 at a weighted average fixed price of $70.95 per Bbl). See Note 9 of the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2026 for complete disclosure.

CONTACTS:

Media Contact:

PEDEVCO Corp.

(713) 221-1768

PR@pedevco.com

Investor Relations Contact:

Sean Mansouri, CFA or Laurent Weil

Elevate IR

(720) 330-2829

PED@elevate-ir.com

Source: PEDEVCO Corp.

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